6

                                                               Exhibit (a)(1)(L)











FOR IMMEDIATE RELEASE


                       BAYER ANNOUNCES EXPIRATION OF
                 HART-SCOTT-RODINO ANTITRUST WAITING PERIOD
                   FOR SYBRON CHEMICALS INC. ACQUISITION


          PITTSBURGH, October 18, 2000 - Bayer Corporation, of Pittsburgh, announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired at 11:59 p.m. (EDT) on October 17, 2000, with respect to the tender offer by Bayer Corporation's wholly owned subsidiary, Project Toledo Acquisition Corp., for all outstanding shares of common stock of Sybron Chemicals Inc.

          Bayer's tender offer is scheduled to expire at 11:59 p.m. (New York City time) on October 20, 2000.





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Media Contact:

Bayer Corporation, Mark A. Ryan, Tel.:  412-777-2500